Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-191971) pertaining to the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan

(2)	Registration Statement (Form S-3 No. 333-200057)

(3)	Registration Statement (Form S-3 No. 333-200084)

(4)	Registration Statement (Form S-3 No. 333-200086) and,

(5)	Registration Statement (Form S-3 No. 333-201464)

of our reports dated February 19, 2015, with respect to the consolidated financial statements and schedules of Brixmor Property Group Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Brixmor Property Group Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Brixmor Property Group Inc. and Subsidiaries for the year ended December 31, 2014.

/s/Ernst & Young LLP
New York, New York

Date: February 19, 2015